Exhibit 99.1

Carbonite Elects Tim Clifford to Board of Directors

BOSTON – November 12, 2013 – Carbonite, Inc. (NASDAQ: CARB), a leading provider of cloud solutions that keep small businesses and home offices running smoothly, today announced the election of Tim Clifford to the Company’s board of directors. Clifford, who is the seventh member of the board, most recently served as Co-President, National Accounts, and President, Benefits and Talent Management Services at Automatic Data Processing, Inc.

“Tim has an entrepreneurial spirit as well as extensive experience working with small, medium and large global companies, which makes him a perfect fit for Carbonite,” said David Friend, CEO and Chairman, Carbonite. “He brings to Carbonite the unique perspective of someone who not only advises organizations with more than 400,000 employees, but has been co-founder and CEO of a SaaS company himself.”

“Carbonite is in the midst of an exciting time,” said Clifford. “The Company’s evolution to small business technology, coupled with the rapid growth of the past seven years has made Carbonite stand out among others in the industry. I’m honored to join the Carbonite board and look forward to contributing to its future strategy and growth.”

Clifford has more than 30 years of experience in the human capital management (HCM) industry. Prior to his position at ADP, Clifford co-founded and served as CEO of Workscape, a provider of HCM cloud applications that was later acquired by ADP. Prior to Workscape, he held executive positions at HealthPlan Services (NYSE:HPS), Consolidated Group and Prudential Insurance Company.

Clifford holds a B.S. from Northeastern University, where he previously served on the board of advisors for the College of Liberal Arts. He was a founding member of the Holliston Elementary School Council, a member of the board of trustees at The Rivers School in Weston, Mass., and sat on the board of advisors for the Crossroads Community Foundation.

About Carbonite

Carbonite (NASDAQ: CARB) keeps small businesses and home offices running smoothly. Carbonite offers a comprehensive suite of affordable services for data protection, recovery and anywhere, anytime access. More than 1.5 million customers, including 50,000 small businesses, trust Carbonite’s secure, easy-to-use cloud backup solutions and award-winning U.S.-based customer support. For more information, please visit Carbonite.com, connect with us on Twitter @carbonite or visit our Facebook page.

Media Contact

Megan Wittenberger

Carbonite

mwittenberger@carbonite.com

617-421-5687